Exhibit 10.24

FIRST AMENDMENT TO OFFICE LEASE BETWEEN YPI 1600 CORPORATE CENTER, LLC

AND FLEETMATICS USA, LLC

THIS FIRST AMENDMENT TO OFFICE LEASE BETWEEN YPI 1600 CORPORATE CENTER, LLC AND FLEETMATICS USA, LLC (“AMENDMENT”) is entered into as of the      day of             , 2013 (the “Effective Date”), between Robert DeMarke, not personally, but as receiver appointed by the Circuit Court of the Nineteenth Judicial Circuit, Cook County, Illinois, in Case No. 12 CH 26044, as successor landlord to YPI 1600 Corporate Center, LLC (“Landlord”), and FLEETMATICS USA, LLC (“Tenant”).

WHEREAS, Landlord’s successor in interest and Tenant entered into and executed an Office Lease dated October 13, 2011 (the “Office Lease”) with respect to certain office space located in the premises located at 1600 E. Golf Road, Rolling Meadows, IL (“Building”); and

WHEREAS, Robert DeMarke was appointed as receiver for the Building by the Circuit Court of Cook County, Illinois, in Case No. 12 CH 26044 (“Foreclosure Action”); and

WHEREAS, the premises defined in the Office Lease is Suite 800, consisting of 18,410 rentable square feet of office space in the Building (the “Existing Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Office Lease to, among other things, expand the Premises by approximately 9,640 rentable square feet on the 7th and 8th Floors of the Building, all in accordance with the terms and conditions set forth below; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Office Lease is hereby amended as follows:

1.	Effective Date of Amendment. This Amendment shall be effective as of the later of: (i) December 1, 2013 or (ii) upon Substantial Completion of the Landlord’s Work, as such terms are defined in this Amendment (“Amendment Effective Date”).

2.

Expansion Premises. Effective on the Amendment Effective Date, Article 1 and Article 2 of the Office Lease are hereby amended to expand the Premises to include the following: “Approximately 9,640 rentable square feet on the 7th Floor (6,769 rsf) and 8th Floor (2,871 rsf) of the Building, all as shown on the drawing attached hereto as Exhibit A-1. (the “Expansion Premises”).” Commencing on the Amendment Effective Date, all references in the Office Lease to the “Premises” shall include the Existing Premises and the Expansion Premises. The Expansion Premises shall be used and occupied by Tenant for general office purposes and for no other purpose without the written consent of Landlord.

3.	Lease Term. The “Lease Term” in Article 1 of the Office Lease is amended to provide that the term of the Office Lease for the Expansion Premises shall expire on May 31, 2019, concurrently with the term set forth in the Office Lease for the Existing Premises, provided, however, notwithstanding anything to the contrary in the Lease or this paragraph, that the termination option as set forth in Section 3.5, of the Lease, shall apply only to the Existing Premises and shall not apply to the Expansion Premises.

4.	Basic Rent. Notwithstanding anything to the contrary in the Office Lease, effective on the Amendment Effective Date, Tenant shall pay monthly Basic Rent for the Expansion Premises, in addition to Basic Rent for the Existing Premises under the Office Lease, at the same Annual Rental Rate Per Square Foot as forth in Article 1 of the Office Lease. Monthly Basic Rent for the lease term for the Expansion Premises, is set forth on Exhibit B-1 hereto and shall be paid in addition to the Basic Rent for the Existing Premises described in the original Office Lease.

5.	Rent Abatement. Tenant shall receive rent abatement (including Basic Rent and Expenses and Taxes) for five (5) months beginning on the Amendment Effective Date for the rentable square feet attributable to the Expansion Premises only. There shall not be any rent abatement for the Existing Premise, which Tenant shall continue to pay as set forth in the original terms of the Office Lease during any abatement term for the Expansion Premises.

6.

Additional Rent. Subject to the provisions of Section 7 of this Amendment, Tenant shall pay Tenant’s Share of all Expenses and Taxes, including, without limitation, its proportionate share of operating expenses and real estate taxes incurred at the Building pursuant to Article 1 and Article 6 of the Office Lease; provided that, effective as of the Amendment Effective Date, the Tenant’s Share is hereby increased by 3.77% for the Expansion Premises (2.65% for the 7th Floor; and 1.12% for the 8th Floor). Tenant shall continue to pay Tenant’s Share of all Expenses and Taxes for the existing Premises in addition to the percentage attributable to the Expansion Premises.

7.	Base Year. The Base Year with respect to the Expansion Premises only shall be the calendar year 2014.

8.	Tenant Improvements. Landlord agrees to make certain improvements in accordance with the Tenant Work Letter attached as Exhibit C-1 attached hereto. Except as set forth in Exhibit C-1, and as specifically provided in the Tenant Work Letter (which is hereby incorporated into this Amendment), and except as otherwise expressly set forth in the Lease, Tenant shall lease the Expansion Premises on an “As Is”, “Where Is” basis with all faults, without warranty of any kind, express or implied, including. without limitation, any warranty as to physical condition and Landlord shall have no obligation to improve, remodel, alter or otherwise modify the Expansion Premises prior to Tenant’s occupancy. Except as expressly set forth in the Lease and this Amendment, no representations, inducements, understanding or anything of any nature whatsoever, made, stated or represented by Landlord or anyone acting for or on Landlord’s behalf either orally or in writing, have induced Tenant to enter into this Amendment, and Tenant acknowledges, represents and warrants that Tenant has entered into this Amendment under and by virtue of Tenant’s own independent investigation. If the Expansion Premises are not in all respects entirely suitable for the use or uses to which the Expansion Premises or any part thereof will be put, then it is the sole responsibility and obligation of Tenant to take such action as may be necessary to place the Expansion Premises in a condition entirely suitable for such use or uses. Landlord represents to Tenant that, to the best of Landlord’s knowledge, (i) the Expansion Premises is free of asbestos and other hazardous or toxic materials in violation of applicable laws and ordinances and toxic mold and (ii) the air quality of the Expansion Premises meet or exceed current legal requirements and/or professional standards. TENANT IS NOT RELYING ON ANY EXPRESS OR IMPLIED, ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES MADE BY LANDLORD, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AMENDMENT AND THE LEASE AND TENANT HAS HAD THE OPPORTUNITY TO INSPECT THE EXPANSION PREMISES. Notwithstanding anything to the contrary herein or in the work letter, the Expansion Premises shall be delivered “as is” , including walls as they exist and utilities as currently delivered to the Expansion Premises. Tenant shall be responsible for all costs for reconfiguration of the Expansion Premises, including any demising or re-working of utilities subject to funding through the Construction Allowance.

9.

Access to Expansion Premises. Tenant hereby grants Landlord and its employees, agents and contractor’s access to the Existing Premises as is reasonably necessary to perform the Landlord’s Work. Landlord and Tenant understand and agree that the Landlord’s Work shall be performed while Tenant is in occupancy of the Existing Premises, and that some interference with Tenant’s operations in the Existing Premises may occur. Landlord therefore agrees that Landlord’s Work on the Expansion Premises on the 8th Floor, adjacent to the Existing Premises, will be performed during non-business hours in a manner sufficient to minimize any disruption with Tenant’s existing operations. Any overtime expense associated with such after hours work is excluded from the Construction Allowance and is the responsibility of Tenant. Provided, however, that in no event shall any circumstances related to the work allow Tenant to claim that Landlord has committed any breach, interference with Tenant’s use and enjoyment of the Existing Premises, constructive eviction, or similar wrong, or give Tenant any right of termination, self-help, off-set, set-off, deduction, or similar remedy.

10.	Court Approval; Lender Approval. Notwithstanding anything to the contrary in this Amendment or the Office Lease, Tenant acknowledges that Receiver is executing this Amendment in his capacity as court appointed receiver and not personally or as agent for the original landlord. This Amendment shall not be effective, and shall be null and void, until an order is entered in the Foreclosure Action approving the terms hereof and specifically authorizing Receiver to execute this Amendment. This Amendment is specifically contingent on entry of such an order by the Court.

Landlord acknowledges that the terms of this Amendment have been approved by the lender that has instituted the Foreclosure Action. Landlord agrees that it shall use reasonable efforts to obtain a subordination, attornment and non-disturbance agreement from said lender.

11.	Broker. Tenant represents and warrants to Landlord that it has not dealt with any broker with respect to this Amendment, other than Transwestern. If Tenant has dealt with any other broker or person with respect to this Amendment, Tenant shall be solely responsible for the payment of any fees due said person or firm and Tenant shall protect, indemnify, hold harmless and defend the other party from any liability that such other party may incur should such warranty and representation prove incorrect, inaccurate or false.

12.	Estoppel. Tenant warrants, represents and certifies to Landlord that as of the date of this Amendment: (a) to Tenant’s actual knowledge, Landlord is not in default under the Lease; and (b) to Tenant’s actual knowledge, Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due.

13.	Unless specifically amended herein, all terms and conditions of the Lease shall remain in full force and effect. Tenant hereby ratifies the Office Lease, as amended hereby.

IN WITNESS WHEREOF, this First Amendment to Office Lease is executed as of the date first above written.

LANDLORD: Robert DeMarke, not personally, but as receiver appointed by the Circuit Court of the Circuit Court of County, Illinois, in Case No. 12 CH 26044,

By:

Name:

Its:

TENANT: FLEETMATICS USA, LLC

By:

Name:

Its:

EXHIBIT A-1

EXPANSION PREMISES

EXHIBIT B-1

RENT SCHEDULE

7th Floor Expansion Space

		Annual Rental Rate Per Square Foot	Rentable Square Feet	Monthly Basic Rent
Amendment Effective Date	1/31/2014	20.85	6769	11,761
2/1/2014	1/31/2015	21.20	6769	11,959
2/1/2015	1/31/2016	21.55	6769	12,156
2/1/2016	1/31/2017	21.90	6769	12,353
2/1/2017	1/31/2018	22.25	6769	12,551
2/1/2018	1/31/2019	22.60	6769	12,748
2/1/2019	5/31/2019	22.95	6769	12,946

8th Floor Expansion Space
		Annual Rental Rate Per Square Foot	Rentable Square Feet	Monthly Basic Rent
Amendment Effective Date	1/31/2014	20.85	2871	4,988
2/1/2014	1/31/2015	21.20	2871	5,072
2/1/2015	1/31/2016	21.55	2871	5,156
2/1/2016	1/31/2017	21.90	2871	5,240
2/1/2017	1/31/2018	22.25	2871	5,323
2/1/2018	1/31/2019	22.60	2871	5,407
2/1/2019	5/31/2019	22.95	2871	5,491

EXHIBIT C-1

TENANT WORK LETTER

TENANT WORK LETTER

1.	This Tenant Work Letter shall set forth the obligations of Landlord and Tenant with respect to certain work in the Expansion Premises. All improvements described in this Work Letter to be constructed in and upon the Expansion Premises by Landlord are hereinafter referred to as “Landlord’s Work.” Landlord and Tenant acknowledge that Plans (hereinafter defined) for Landlord’s Work have not yet been prepared and, therefore, it is impossible to determine the exact cost of Landlord’s Work at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord’s Work shall be limited to $241,000.00 (which is $25.00 per square foot in the Expansion Premises) (the “Construction Allowance”). The costs of Landlord’s Work shall include, but shall not be limited to, any and all construction related costs (including labor and materials), demolition costs, architect’s fees, space planner’s fees, engineer’s fees, fees for permits and approvals and any expenditures incurred by Landlord as a result of governmental requirements due to the Landlord’s Work. Except as otherwise provided in Paragraph 5 below, Tenant shall pay to Landlord any excess of the cost of Landlord’s Work over the amount of the Construction Allowance and all other costs and charges in connection with the Landlord’s Work for which Tenant is responsible hereunder within fifteen (15) days after Tenant’s receipt of Landlord’s statement of such amounts, to be delivered following Substantial Completion. If the actual cost of Landlord’s Work is less than the Construction Allowance, Tenant shall not be entitled to any credit, payment or abatement on account thereof. Landlord shall enter into a direct contract for Landlord’s Work with Woodrow Development, Inc. in accordance with the budget set forth on the attached Exhibit A. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with Landlord’s Work, provided that the approval of Tenant shall be obtained if the selection of any subcontractors shall increase the amount of the budget shown on Exhibit A. Landlord reserves the right to deduct from the Construction Allowance a construction supervision fee equal to three percent (3%) of the cost of Landlord’s Work to compensate for its construction management services in connection with Landlord’s Work. Tenant shall not be charged a fee for hoisting, loading dock or freight elevator use during the construction of the Landlord’s Work.

2.	Space planning, architectural and engineering (mechanical, electrical and plumbing) drawings for Landlord’s Work shall be prepared at Tenant’s sole cost and expense as set forth in the budget on the attached Exhibit B, subject to funding through the Construction Allowance. The space planning, architectural and mechanical drawings are collectively referred to herein as the “Plans”. The Plans shall be based upon (i) construction drawings to be mutually agreed to by Tenant and Landlord and where not otherwise noted in the Plans, in accordance with Building standard finishes.

3.	Tenant shall deliver to Landlord any information reasonably requested by Landlord and shall deliver to Landlord Tenant’s approval or disapproval of any preliminary or final layout, drawings, or plans within five (5) Business Days after written request. Any disapproval shall be in writing and shall set forth in reasonable detail the reasons for such disapproval. Tenant and Landlord’s Architect shall devote such time in consultation with Landlord and Landlord’s engineer as may be required to provide all information Landlord deems reasonably necessary in order to enable Landlord’s Architect and engineer to complete, and obtain Tenant’s written approval of the Plans for Landlord’s Work within five (5) Business Days after Tenant’s receipt thereof (the “Plans Due Date”). In the event that Tenant fails to approve the Plans by the Plans Due Date, such failure shall constitute a Tenant Delay (as hereinafter defined) for each day during the period beginning on the day following the Plans Due Date and ending on the date Tenant approves the Plans. Neither the approval of the Plans nor the supervision of Landlord’s Work by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency and propriety of the Plans or the quality of workmanship or compliance of Landlord’s Work with applicable law.

4.	Prior to commencing any construction of Landlord’s Work, Landlord shall submit to Tenant a written estimate setting forth the anticipated cost of Landlord’s Work, including but not limited to labor and materials, architect’s fees, contractor’s fees and permit fees. Within five (5) Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto in reasonable detail and any desired changes to the proposed Landlord’s Work. In the event Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord in good faith to alter the scope of Landlord’s Work in order to reach a mutually acceptable alternative cost estimate.

5.	If the actual cost of Landlord’s Work shall exceed the maximum Construction Allowance (such excess being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs within fifteen (15) days after Landlord’s written demand. Landlord shall not be required to proceed with Landlord’s Work if Tenant fails to pay such Excess Costs and any delay in the completion of Landlord’s Work due to a delay by Tenant in making such payment shall be deemed a Delay pursuant to the Lease. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. Excess Costs constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an Event of Default under the Lease.

6.	If Tenant shall request any changes to Landlord’s Work that are approved by Landlord (“Change Orders”), Landlord shall have any necessary revisions to the Plans prepared, and Tenant shall reimburse Landlord on demand for the reasonable cost of preparing such revisions. Landlord shall notify Tenant in writing of the estimated increased cost, if any, which will be chargeable to Tenant by reason of such Change Orders, and which cost shall include a construction fee equal to three percent (3%) of the cost of such additional work to compensate Landlord for its construction management services in connection with such Change Orders. The increased cost shall be deemed Excess Costs hereunder and shall be subject to the provisions of Paragraph 5 above. Tenant shall, within one three (3) Business Day after receiving Landlord’s estimate of the cost of the Change Order, notify Landlord in writing whether it desires to proceed with such Change Order. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested Change Order, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any delay in completion of Landlord’s Work resulting therefrom.

7.	Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause Landlord’s Work to be constructed substantially in accordance with the approved Plans, so long as no default shall occur under the Lease (after the expiration of any applicable grace or cure period). Landlord shall notify Tenant upon Substantial Completion of Landlord’s Work. The phrase “Substantial Completion” shall mean that (i) Landlord’s Work has been completed except for such incomplete items as would not materially interfere with the use of the Expansion Premises for the Permitted Use (the “Punchlist Items”) and (ii) a certificate of occupancy has been issued by the applicable municipal authority, if, and only if, a certificate of occupancy is required for occupancy. Notwithstanding anything to the contrary in the Amendment, the Expansion Premises shall be delivered in compliance with all applicable codes.

8.	If Landlord shall be delayed in Substantially Completing Landlord’s Work as a result of the occurrence of any of the following (a “Tenant Delay”):

(a)	Tenant’s failure to furnish information in accordance with this Work Letter or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within three (3) Business Days of such request; or

(b)	Tenant’s request for materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a delay; or

(c)	Changes in any plans and specifications requested by Tenant; or

(d)	The performance or nonperformance by a person or entity employed by or on behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(e)	Any request by Tenant that Landlord delay the completion of any component of Landlord’s Work; or

(f)	Any breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or

(g)	Tenant’s failure to pay any amounts as and when due under this Work Letter; or

(h)	Any other delay chargeable to Tenant, its agents, employees or independent contractors;

Then at Landlord’s option, for purposes of determining the Adjusted Commencement Date, the date of Substantial Completion shall be deemed to be the day that Landlord’s Work would have been substantially completed absent any such Delay. The Commencement Letter, or such other written agreement, shall identify any Punchlist Items as reasonably determined by Landlord and Tenant, which Punchlist Items Landlord shall promptly remedy. Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord.

10